Exhibit 99.2

NeurogesX, Inc.

Third Quarter 2010 Conference Call

November 3, 2010

Operator:

Greetings ladies and gentlemen and welcome to the NeurogesX Inc. third Quarter 2010 conference call.

At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Ms. Carol Ruth of The Ruth Group. Thank you Ms. Ruth. You may begin.

TRG:

Thank you, Operator. Joining us on the call today are Tony DiTonno, Chief Executive Officer and Stephen Ghiglieri, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Statements in this conference call regarding NeurogesX business which are not historical facts may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, or “The Act.” NeurogesX disclaims any intent or obligation to update these forward-looking statements and claims protection of the Safe Harbor for forward-looking statements contained in the Act.

Forward looking statements may include, but are not limited to, statements regarding the timing for submitting a supplemental new drug application (or sNDA) for label expansion of Qutenza, including the potential FDA review period for such sNDA; planned commercialization and sales strategies, as well as the expected benefits of such strategies; expectations regarding reimbursement for Qutenza, including the timing of receipt of any product specific reimbursement codes and the potential benefits of such codes; sales and marketing expenses; revenue recognition policies; the activities and progress of Astellas in commercialization of Qutenza in the European Union and potentially conducting additional clinical trials for Qutenza; the scope and timing of completion of the Phase 2 clinical trial for NGX-1998; expected growth of the debt obligation to Cowen Healthcare Royalty Partners; our cash burn rate and the sufficiency of cash resources to fund our operations into late 2011; the reliability of data from third parties that track Qutenza sales; and efforts to establish commercial relationships in additional markets.

Actual results may differ from these discussed here today. We undertake no obligation to, and expressly disclaim any obligation to, revise or update the forward-looking statements or the risk factors whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties including, but not limited to, those risks and uncertainties relating to: our ability to build and manage an effective sales force and supporting infrastructure to successfully commercialize Qutenza; physician or patient reluctance to use Qutenza including possible reluctance due to inadequate or inconvenient payer coverage for Qutenza and for the procedure to administer Qutenza; our ability to obtain sufficient insurance coverage and reimbursement; our inability to obtain additional financing if necessary; changing standards of care and the introduction of products by competitors or alternative therapies for the treatment of indications we target; difficulties or delays in development, testing, obtaining regulatory approval for, and undertaking production and marketing of our drug candidates; Astellas’ ability and efforts to effectively commercialize Qutenza in the territory it covers; the uncertainty of protection for our intellectual property, through patents, trade secrets or otherwise; and potential infringement of the intellectual property rights or trade secrets of third parties.

You can also find factors that may affect the outcome of forward-looking statements explained in the risk factors section of our filings with SEC, including our Form 10-K, which we filed with the SEC on March 19, 2010 as updated by our Form 10-Q filing as filed with the SEC on August 11, 2010 and our most recent Form 10-Q for the third quarter of 2010, which is expected be filed with the SEC this week.

Now I would like to turn the call over to Tony DiTonno, Chief Executive Officer of NeurogesX.

Anthony DiTonno:

Thank you, Carol and thank you all for joining us today.

Our third quarter reflected good progress in our launch of Qutenza both in the United States and in Europe through our Partner Astellas. During this call I will update you on the launch with quantitative data as well as a qualitative assessment of our progress. In addition, I will provide an update on our Qutenza development plans. This includes efforts to add HIV-associated Neuropathy (or HIV-AN, also known as HIV-distal sensory polyneuropathy or HIV-DSP) to the Qutenza label in the U.S. and the status of our NGX-1998 development program. Stephen will then take you through the financial results for the third quarter.

Our launch in April targeted 2000-3000 high decile physicians (physicians with a high volume of prescriptions for the treatment of PHN) and top institutions including clinics and hospitals. Our goal with each practice was clear and focused. First, to differentiate Qutenza clinically. Second, to train the staff on how to administer Qutenza. Third, to encourage utilization of our reimbursement support line to complete benefits investigations. And lastly, to obtain, administer and bill for Qutenza. Let me take a minute and update you on each of these elements.

Starting with The Qutenza clinical sell. In the third quarter, we focused our sales efforts on increasing call frequency to targeted institutions (hospitals and clinics). Physicians have been very receptive to the Qutenza core message, “A single one hour, localized treatment can provide 3 months of pain relief from PHN” and are embracing Qutenza’s unique clinical profile.

With regard to training, by the end of Q2, we had reached approximately 1,400 top tier targets; profiled an additional 2,400 and trained 500. As of September 30, 2010, we expanded our reach to a total of approximately 1,800 top tier targets; a total of 3,200 physicians had been profiled from our approximately 20,000 deciled physicians; and a total of 930 have been trained.

And, we’ve made good progress in terms of getting physicians to use our reimbursement hotline. As of September 30, we have completed over 725 benefits investigations, an increase of over 125% compared to the end of the second quarter. Our coverage denials continue at less than 3%.

All of this effort has translated into a growing number of users and repeat users. As of September 30, 2010, we had approximately 270 unique customers, of which 26% were repeat customers. This represented an increase of approximately 170 customers from the prior quarter, when we had approximately 100 unique customers, of which 13% were repeat customers.

As we have said before, a product launch is a process and we have been adapting our approach as we gain greater insight into how to move physicians to Qutenza users more rapidly. While in the initial phase of our launch we put a heavier emphasis on training, we now try to get interested physicians to identify patients, submit their information to the reimbursement hotline, schedule the treatment and then schedule the training before the treatment. A subtle change but one that we think motivates practices to adopt the product quicker.

Access is always important in the launch of pharmaceuticals and we are happy to say that Qutenza is currently available and covered on 41of the approximately 50 managed care plans that we told you we were focusing on last quarter.

Our business is driven mainly by two segments: hospital-based outpatient pain clinics and private physician practices. For the hospital segment, where the size and operational bandwidth at larger institutions can support a higher volume of patients, a Qutenza specific C-code (C9268) has been issued and makes reimbursement clearer. In addition, the hospital, not the physician, is at risk for the cost of buying and billing drugs such as Qutenza.

Given these dynamics, hospitals have been a significant source of early uptake and now represent approximately 70% of all Qutenza sales. Gaining formulary access is important to adoption in the hospital market and take’s a lot of time for new drugs. Qutenza has made significant traction in less than six months and is now available or on formulary in institutions in most major U.S. metropolitan areas, including large academic institutions. At the end of the third quarter, Qutenza was on formulary or available at 76 hospitals, up from 60 in the prior quarter, and was awaiting P&T review at an additional 50 at the end of both quarters.

Outside the Medicare hospital outpatient setting, physicians currently must use a miscellaneous J-code which may be perceived to have less certainty on reimbursement. Many of them are treating one or two patients and awaiting reimbursement prior to expanding their use. In addition, physicians in the private practice setting are at risk for the cost of Qutenza, unless they are able to avoid this by having the Qutenza prescription filled through a specialty pharmacy for some privately insured patients. As I said earlier, our sales force is encouraging physicians to identify patients and complete benefits investigations prior to training and treating their first patients. We believe placing the benefit investigations earlier in the process can help to reduce reimbursement uncertainty. With our low rate of coverage denials, which I noted previously remains at around 3%, we believe this may improve Physician adoption of Qutenza.

With the anticipated establishment of a permanent Qutenza J-code on January 1, 2011, we expect a more straightforward and automated reimbursement process for physicians; which have the potential to drive further adoption in this segment.

For those physicians who decide to buy and bill Qutenza under Medicare, CMS has added Qutenza to the NOC list, meaning all Medicare contractors now reimburse for Qutenza at ASP+6% ($715.50 per patch). In addition, all medicare carriers have provided, guidance on coding for physician services related to the Qutenza administration. Generally, Medicare contractors are recommending providers use Evaluation and Management or E&M codes which range from level 1 to 5 depending on the time and complexity of the office visit. Although it’s not clear which E&M codes physicians typically select, two carriers have published guidance that they anticipate the use of a level 3 or 4 and another has published guidance to use a level 2 to 5 E&M code. Medicare payments for E&M codes vary by geography. The average allowable Medicare payment for E&M codes 3 to 5, ranges from approximately $68 to $125. On the private payer side, the codes physicians have submitted vary from E&M codes to other procedure codes. The range of payments we have seen from a very small sample is $77 to $300 plus.

In addition to our focus on physician outreach and support, we continue to implement our strategy of establishing a national network of QPRO’s (Qutenza Practice Referral Optimization) sites. The objective is to drive PHN patients who may benefit from Qutenza to these designated referral centers, which have the expertise, space and staff to incorporate Qutenza into their practices. This effort is enhanced by the “Find a Doctor” program on the Qutenza website, designed to help patients and referring healthcare providers identify local QPRO centers. As of September 30 we had 136 registered healthcare providers listed on the site, up from only 17 at the end of second quarter and a 70% increase from what we reported as of our last quarterly conference call in early August.

Our QPRO initiative is also supported by key marketing programs such as the Qutenza Speakers Bureau and our sampling program. Approximately 90 trained speakers are available for educating both potential QPRO sites, referring physicians and other healthcare providers to drive PHN patient referrals to the QPRO’s. As of September 30, we attracted approximately 400 prescriber attendees to these speaker programs and expect to gain further momentum in coming months.

We continue to validate our strategy and tactics with customers as we plan for 2011. At three recent regional advisory boards mostly with pain specialists, and one national practice manager advisory board, we received very positive feedback. The advisory boards supported our view that our targeted physicians and hospitals are motivated by the value of Qutenza for the treatment of PHN and willing to work through initial logistical and reimbursement barriers.

Before I move on to our clinical development, a word about Astellas progress in their territory.

As of September 30, 2010, Astellas has expanded the availability of Qutenza in the European Union into Austria, Germany, the UK, Ireland, Greece, Portugal and the Netherlands.

Astellas continues with its strategy of intensive training of core centers in countries where the product is newly available. In those countries where training core centers have been established, Astellas is expanding their site training program to allow the product to be more widely available to regional and local pain centers.

Stephen will talk about Astellas revenue contribution for the quarter, however, I can tell you that I am very pleased with the progress Astellas is making and continue to be impressed with our partners investment in making Qutenza a success. This was well demonstrated at the International Association for the Study of Pain (IASP) 13th World Congress on Pain in Montreal (29 August – 02 September) where Astellas was a major sponsor and Qutenza was widely featured.

Also during our third quarter, Astellas initiated a long-term safety study in patients with PHN, HIV-AN and/or other painful peripheral neuropathies (excluding diabetics). The study, which was approved by the CHMP is being conducted to address one of the two follow-up measures agreed to as part of Qutenza approval in the EU. Astellas is also in discussions with the European Health Authorities regarding the design for a possible study in Painful Diabetic neuropathy to, in part; satisfy the second follow up measure.

In our initial NDA filing for Qutenza in the US, we provided the HIV-AN data as part of our safety data base but did not seek a label in HIV-AN as we focused on the most streamlined path to approval. As we have said in the past, our plans were to evaluate the HIV-AN data, and discuss the adequacy of our existing data with the FDA to support the filing of an sNDA. We met with the agency in early October and based on that interaction, we are moving forward with a supplemental NDA or sNDA submission, which we believe we can complete in the first half of 2011.

HIV-AN is the most common neurological complication of HIV infection and thought to be caused by a number of factors. The FDA has granted orphan designation for the use of capsaicin to treat painful HIV-AN and fast track designation for Qutenza for the treatment of painful HIV-AN.

We anticipate requesting a 6 month, expedited review for our submission and if granted, we would anticipate a PDUFA date potentially near the end of 2011. Importantly, HIV-AN currently has no approved therapies and represents a significant unmet medical need. We are excited about moving this program forward to potentially expand the Qutenza label.

We also are advancing with NGX-1998 and in the last week we enrolled our first patient in a Phase 2 study. The study is a Phase 2 adaptive design trial that will be conducted in two stages. The first is designed to determine the shortest tolerable anesthetic pretreatment regimen for each of two doses (or concentrations) of NGX-1998 being tested. Once this is determined, the second stage will evaluate preliminary safety, tolerability and efficacy of the two NGX-1998 dose concentrations using the pretreatment regimens selected in stage 1. The objective of this study is to select the appropriate concentration of NGX-1998 and pretreatment period for further evaluation in a Phase 3 clinical program. We anticipate a first read of the data from stage 1 in the first half of 2011 and full top line results in the first half of 2012.

In summary, we continue to be pleased with the launch of Qutenza, to be back in the clinic with NGX-1998 and moving our HIV-AN program forward. Let me now turn the call over to Stephen to discuss the financial results for the quarter.

Stephen Ghiglieri

Thanks, Tony. Our results for the third quarter 2010 are summarized in today’s earnings release which if you don’t already have, may be accessed on our website.

As Tony mentioned earlier, our focus on building long term brand equity for Qutenza has remained. During the quarter, we saw significant evidence of this strategy bearing fruit – and reiterate that product sales and revenue recognition are not the criteria we are currently focused on for measuring the success of our launch. Rather, the various metrics Tony discussed, we believe, are good leading indicators for potential adoption and we will continue to monitor these metrics for at least the next few quarters.

Total revenue for the three months ended September 30, 2010 was $2.1 million consisting of $1.9 million in collaboration revenue and approximately $200,000 in recognized Qutenza revenue.

Collaboration revenue in the third quarter 2010 was principally comprised of $1.8 million in amortization of upfront payments received under our commercialization agreement with Astellas; and approximately $0.1 million in net profit on product supply to Astellas. In the year ago period, our only revenue, which totaled $119,000 was related to the amortization of our upfront payment under the Astellas agreement, which began at the end of September, 2009.

As we did last quarter, I will review the elements of our sales activity and how it results in recognized revenue. We sell Qutenza to an established distribution channel of specialty pharmacies and specialty distributors that carry Qutenza in their own inventory for ultimate sale to the end user – that is, physicians, clinics and hospitals that will treat patients with Qutenza.

We record a sale and a receivable when legal title passes from us to the distributors. As we explained last quarter, accounting rules require that we establish a predictable pattern of returned goods before recognizing revenue from our sales to distributors. In result, we only recognize Qutenza revenue that has been sold by our distributors to the end user, while Qutenza sold to our distributors and remaining in their inventories is recorded as deferred revenue. A further limitation on revenue recognition which we believe may be limited to the launch phase, but which may be a component of our overall revenue policy for the next few quarters, is that we will continue to defer revenue on product sold through to end users, if we have not yet been paid for that product from our distributor customer. We currently are offering payment terms of 120 days to our specialty distributor customers. Therefore, product that has been sold to our specialty distributors and has been sold through to end users, may still end up being deferred until the distributor has paid us for product. I am sure you are aware of the high hurdle to revenue recognition for newly launched products, particularly for a company such as us, where this is currently our only marketed product. Over time, as we develop a history of return goods and cash collections, we expect that our revenue recognition policy will become more straightforward.

For the third quarter 2010, we sold $494,000 of Qutenza to our distributers, a 60% increase from second quarter sales of $308,000. We had evidence of $397,000 in “sell through” to our end users for the third quarter, a 156% increase over second quarter sell through of $155,000. We recognized as revenue $197,000 of Qutenza sales and have deferred revenue on our balance sheet totaling $505,000. The deferred revenue is recorded net of associated cost of goods.

Astellas has made great progress in the third quarter expanding the availability of Qutenza in the European Union. As a reminder, we earn a royalty on a percentage of Astellas’s net sales starting in the high teens. Astellas is also responsible for paying third party royalties to University of California and LTS for their net sales.

As we mentioned last quarter, we will be reporting Astellas royalties on a quarter lag basis to ensure adequate time to receive and incorporate this information into our quarterly reporting. Therefore, during the third quarter 2010, Astellas reported, and paid, their second quarter royalties to us. However, as mentioned during last quarter’s conference call, the amounts were not material. Based upon the recently received royalty report for Astellas activity during the third quarter we were pleased to note a significant increase in activity which resulted in royalties of just under $50,000 net of royalties due to others. While a portion of this amount may reflect channel fill for certain countries, we remain pleased with Astellas’ progress.

For the quarter, we recognized cost of goods totaling $54,000, which includes costs for product manufacturing and third party logistics warehousing and services. Much of the logistics fees are fixed and our gross margin should increase as product revenues increase. Third quarter 2010 gross product margin was 72% and is ultimately targeted in the range of 90%.

Research and development expenses for the quarter totaled $3.2 million, a slight decrease from $3.4 million in the third quarter of 2009. In the most recent quarter we were preparing for our Phase 2 clinical study of NGX-1998, whereas a small FDA-requested trial was underway last year to support our NDA approval of Qutenza in PHN.

Selling, general and administrative expenses totaled $9.6 million for the third quarter of 2010, a 183% increase over the $3.4 million in the third quarter of 2009. Not surprising, this increase is due primarily to the commercialization of Qutenza, specifically the deployment of our sales force, ongoing commercial operations and marketing costs associated with our launch, and reimbursement support activities.

We recorded $2.0 million of interest expense for the third quarter 2010 related to our royalty financing transaction with Cowen Healthcare Royalty Partners. For at least the next few quarters we expect this debt obligation to continue growing on our balance sheet until quarterly proceeds from Astellas are sufficient to meet currently due interest and begin to pay down the debt obligation.

Net loss for the third quarter of 2010 was $12.8 million compared to a net loss of $6.8 million for the third quarter of 2009. Net loss per share totaled $0.72 and $0.38 for the three months ended September 30, 2010 and 2009 respectively, based upon weighted average shares outstanding of 17.8 million and 17.6 million respectively. The weighted average shares used in computing loss per share for both periods presented exclude anti-dilutive securities, such as stock options and warrants.

Cash, cash equivalents and short-term investments were $57.7 million at September 30, 2010, compared to $67.9 million at June 30, 2010. This represents an operating cash burn for the third quarter of approximately $10 million. Given the initiation of our Phase 2 study in NGX-1998 and continued investment in the Qutenza launch, we expect that our cash burn could increase over the next couple of quarters but should be in the range of $11 to $13 million. As such, we believe our cash resources are sufficient to last at least into late 2011.

A couple of final comments – first, while not earth shattering, we were glad to see earlier this week that the IRS deemed us eligible for nearly $700,000 in payments under the Qualifying Therapeutic Discovery Grant, some of is available now and some of which will be realized in 2011 based on our 2010 activities.

Second, I know that some of you may be trying to track Qutenza sales via IMS or Wolters Kluwer or other potential sources. We caution you that such information is based on a fairly small sample of data sources and when we compare this to our own data, we find it to not be an accurate reflection of sales activity. Further, we anticipate that this data, to the extent that it continues to be available, may become less reliable in future periods as our revenues grow.

In closing, the months since our last conference call represented significant further progress for NeurogesX not only with respect to the Qutenza launch, but also with respect to attainment of our first patient treated milestone for NGX-1998. We also gained the clarity needed with regard to our HIV-AN program to enable us to prepare for an sNDA submission in the first half of next year, and we continue to work on establishing additional commercial partnerships in other key markets such as Asia and Latin America. We remain committed to Qutenza’s success and look forward to keeping you updated as our progress continues.

That wraps up our prepared remarks, Operator, we can open the call up for questions.

Q&A Session

Anthony DiTonno: (Wrap-up statement)

As I said at the beginning of this call, the Qutenza launch is progressing well. We expect to continue gaining momentum in the launch as we gauge the impact, if any, of national coverage at ASP+6%, move into the first quarter of next year with a permanent J code, and expand our marketing and sales strategies, including targeted patient outreach and expansion into primary care physicians to build our referral base.

As always, thank you for continued interest in and support of Neurogesx.

13